Exhibit 99.1

Press Release

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 22% Increase in

Total Assets and 4% Increase in First Quarter Net Income

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported operating results for the three-month period ended March 31, 2004.

For the first quarter of 2004, MidCarolina reported net income of $408,000, an increase of 4% when compared to $391,000 reported for the same period in 2003. Diluted earnings per share of $.18 remained unchanged for the two comparative quarters.

MidCarolina reported total assets of $237.5 million as of March 31, 2004, an increase of 22% compared to the $194.2 million reported at March 31, 2003. Total loans on March 31, 2004 were $187.6 million, an increase of 32%, from levels reported a year earlier. Deposit totals at the end of the quarter were $174.3 million, an increase of 11% when compared to deposit balances as of March 31, 2003.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the first quarter. Despite a sluggish economy and a low interest rate environment, the first quarter was marked by significant balance sheet growth, as evidenced by the solid growth within our loan portfolio, and most importantly, our credit quality remained strong. We have made a significant investment in our Guilford County loan production office and the results are beginning to offset the initial expenses associated with this effort. As we look to the remainder of 2004, we are confident that we are positioned to take advantage of future opportunities as they arise.”

With total assets of $237.6 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its three full-service banking offices and two limited-service office located in the cities of Burlington and Graham, North Carolina. MidCarolina operates a loan production office in Greensboro, NC and a mortgage origination office in Raleigh, NC. MidCarolina offers full service brokerage services through its wholly owned subsidiary MidCarolina Investments, Inc. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended March 31,		% Change
	2004 (Unaudited)	2003 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$2,647	$2,256	17.3%
Interest expense	932	806	15.6%
Net interest income	1,715	1,450	18.3%
Provision for loan losses	157	120	30.8%
Net interest income after provision for loan losses	1,558	1,330	17.1%
Noninterest income	942	775	21.6%
Noninterest expense	1,910	1,531	24.8%
Income before income tax expense	590	574	2.8%
Provision for income taxes	182	183	-0.6%
Net income	408	391	4.4%

PER SHARE DATA
Earnings per share, basic	$0.20	$0.19	5.3%
Earnings per share, diluted	0.18	0.18	0.0%

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.72%	0.87%
Return on average equity	11.29%	12.13%
Net yield on earning assets (taxable equivalent)	3.25%	3.58%
Average equity to average assets	6.34%	7.11%
Allowance for loan losses as a percentage of total loans, end of period	1.42%	1.57%
Non-performing assets to total assets, end of period	0.19%	0.24%
Ratio of net charge-offs to average loans outstanding	0.01%	-0.02%

	As of March 31,		% Change
	2004 (Unaudited)	2003 (Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$187,621	$142,014	32.1%
Allowance for loan losses	2,660	2,236	19.0%
Loans, net of allowance for loan losses	184,961	139,778	32.3%
Securities, available for sale	23,943	8,833	171.1%
Securities, held to maturity	250	250	0.0%
Total Assets	237,539	194,206	22.3%

Deposits:
Noninterest-bearing deposits	21,522	21,898	-1.7%
Interest-bearing demand and savings	50,836	50,585	0.5%
CD’s and other time deposits	101,909	84,387	20.8%
Borrowed Funds	38,500	18,000	113.9%
Trust Preferred Securities	8,500	5,000	70.0%
Total interest-bearing liabilities	199,745	181,114	10.3%
Shareholders’ Equity	14,921	13,092	14.0%